UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 6, 2012

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA    94608

(Address of principal executive offices)    (Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On March 6, 2012, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of Amyris, Inc. (the “Company”) approved a 2012 cash bonus plan for our executive officers. The 2012 bonus plan provides for the following bonus structure for executives, including the Company’s “named executive officers” in the Company’s 2011 proxy statement filed with the Securities and Exchange Commission on April 8, 2011:

•

Executives will become eligible for bonuses based upon company performance and individual performance. A percentage of each executive’s target bonus for the year will be allocated to each of these performance categories. For executives other than the Chief Executive Officer (the “CEO”), 80% of target bonus eligibility will be based on company performance and 20% will be based on individual performance. For the CEO, 100% of target bonus eligibility will be based on company performance. For 2012, the Committee maintained target bonus amounts for the named executive officers at the same level as they were in 2011.

•	The corporate objectives that will determine levels of achievement of the company performance category are not yet determined, but will be set by the Board at a subsequent meeting.

•

Based on the foregoing structure, the Committee will determine the percentage achievement levels for the company and individual performance categories following the end of 2012. The following table shows the percentage of target bonus eligibility allocated to each of these two categories that would be triggered based on percentage of achievement of performance goals:

Metric & Payout	Minimum	Target	Maximum
Company Performance è Payout as % of Target	80% company performance è50% payout	100% company performance è100% payout	120% company performance è120% payout
Individual Performanceè Payout as % of Target	80% individual performance è80% payout	100% individual performance è100% payout	120% individual performance è120% payout

If the minimum threshold performance level for either of the company performance or individual performance categories is not achieved, no bonus eligibility would be triggered for the respective category.

•	Actual payment of any bonuses remains subject to the final discretion of the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: March 12, 2012	By:	/s/ Tamara Tompkins
Tamara Tompkins
EVP and General Counsel